Exhibit 23.3
CONSENT OF PROPTESTER, INC.
The undersigned hereby consents to the references to our firm in the form and context in which they appear in (i) the Annual Report on Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2013 and (ii) the Quarterly Reports on Form 10-Q of Hi-Crush Partners LP for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. We hereby further consent to the use in such Form 10-K and Form 10-Qs of information contained in our reports summarizing the crush strength testing performed by us. We hereby further consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-191481) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP of such information.
Very truly yours,
/s/ Authorized Person
PropTester, Inc.
Cypress, TX
February 1, 2014